EXHIBIT 99.1

Premier Exhibitions Announces Interim Financing Arrangement

ATLANTA, Oct. 1, 2014 (GLOBE NEWSWIRE) -- Premier Exhibitions, Inc. (Nasdaq:PRXI) today announced it has secured $8 million in bridge financing.

Premier Exhibitions, Inc. ("Premier" or "the Company") announced today that the Company has secured an $8 million short-term secured credit facility. The loan pays interest at the rate of 12%, matures on March 31, 2015, is secured by a lien on all corporate assets and is non-dilutive to shareholders.

According to Samuel Weiser, Executive Chairman of Premier, "This bridge facility will provide the Company with the funds to open our New York facility and secure new content for presentation in that facility while also allowing the Company to fulfill other obligations related to new content. In addition, the funds provide the Company with time to complete the strategic initiatives process and to refocus on monetization of the Titanic assets."

Weiser added, "The Company will continue to pursue options for a longer-term debt facility to provide the Company with the capital necessary for Premier to execute its strategic plan. Given the short-term nature of this bridge facility, our focus remains on finding a strategic solution for acquiring the growth capital necessary to increase revenues and reestablish profitable operations."

About Premier Exhibitions

Premier Exhibitions, Inc. (Nasdaq:PRXI), located in Atlanta, GA, is a major provider of museum quality exhibitions throughout the world and a recognized leader in developing and displaying unique exhibitions for education and entertainment. The Company's exhibitions present unique opportunities to experience compelling stories using authentic objects and artifacts in diverse environments. Exhibitions are presented in museums, exhibition centers and other entertainment venues.

Additional information about Premier Exhibitions is available at www.prxi.com.

CONTACT: Sam Weiser
         Executive Chairman
         (404) 842-2600
         sweiser@prxi.com